The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File Number 333-158200-01
SUBJECT TO COMPLETION, DATED MAY 19, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2009)
$

PPL Electric Utilities Corporation

     % First Mortgage Bonds Due 20

PPL Electric Utilities Corporation (“PPL Electric”) is offering its First Mortgage Bonds,     % Series due 20   (the “Bonds”). Interest on the Bonds will be payable on May 15 and November 15 of each year, commencing November 15, 2009, and at Maturity (as hereinafter defined), as further described in this prospectus supplement. The Bonds will mature on May 15, 20  , unless redeemed on an earlier date. We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, as described herein. See “Description of the Bonds — Redemption.”

The Bonds will be secured by a lien on substantially all of our electric distribution properties and certain of our electric transmission properties, subject to certain exceptions and exclusions, as described in this prospectus supplement and in the accompanying prospectus. See “Description of the Bonds — Security; Lien of the Mortgage” herein.

Investing in the Bonds involves certain risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 3 of the accompanying prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to		Underwriting		Proceeds, Before
	Public(1)		Discount		Expenses, to us(1)

Per Bond		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from date of issuance.

The underwriters expect to deliver the Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company on or about May   , 2009.

Joint Book-Running Managers

Banc of America Securities LLC
Credit Suisse
Morgan Stanley
UBS Investment Bank

The date of this prospectus supplement is May   , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

Prospectus Supplement

As used in this prospectus, the terms “we,” “our” and “us” may, depending on the context, refer to PPL Electric or to PPL Electric together with PPL Electric’s consolidated subsidiaries, taken as a whole.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Electric has filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Bonds using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Bonds. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Electric, specifically PPL Corporation, PPL Energy Supply, LLC and PPL Capital Funding, Inc., have also registered their securities on the “shelf” registration statement referred to above. However, the Bonds are solely obligations of PPL Electric, and not of PPL Corporation or any of PPL Corporation’s other subsidiaries or of any other affiliate of PPL Electric. None of PPL Corporation, PPL Energy Supply, LLC or PPL Capital Funding, Inc. or any of PPL Electric’s subsidiaries or other affiliates will guarantee or provide any credit support for the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Electric files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Electric’s Internet Web site is www.pplelectric.com. Our parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to SEC filings of PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. Neither the information at PPL Electric’s Web site nor the information at PPL Corporation’s Web site is incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Electric’s filings are also available at the SEC’s Web site (www.sec.gov).

In addition, reports and other information concerning PPL Electric can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

PPL Electric will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Electric.

SEC Filings	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Reports on Form 8-K	Filed on January 28, 2009, February 24, 2009, April 1, 2009 and April 2, 2009
Notice of Annual Meeting and Information Statement	Filed April 28, 2009

Additional documents that PPL Electric files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the Bonds are also incorporated herein by reference.

PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Electric at:

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

SUMMARY

The following summary contains information about the offering by PPL Electric of its Bonds. It does not contain all of the information that may be important to you in making a decision to purchase the Bonds. For a more complete understanding of PPL Electric and the offering of the Bonds, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements.

The Offering

Issuer	PPL Electric Utilities Corporation

Securities Offered	$ aggregate principal amount of PPL Electric’s First Mortgage Bonds, % Series due 20

Stated Maturity Date	May 15, 20

Interest Payment Dates	Interest on the Bonds will be payable on May 15 and November 15 of each year, commencing on November 15, 2009 and at Maturity, or upon earlier redemption.

Interest Rate	% per annum

Redemption	The Bonds may be redeemed at our option, in whole at any time or in part from time to time, at the redemption prices set forth in this prospectus supplement. The Bonds will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Bond prior to the Stated Maturity Date. See “Description of the Bonds — Redemption.”

Ranking; Security	The Bonds will be secured by a lien on substantially all of our electric distribution properties and certain of our electric transmission properties, subject to certain exceptions and exclusions, as described in this prospectus supplement. See “Description of the Bonds — General” and “Description of the Bonds — Security; Lien of the Mortgage.”

Listing	We do not intend to list the Bonds on any securities exchange.

Form and Denomination	The Bonds will be initially issued in the form of one or more global securities, without coupons, in denominations of $1,000 and integral multiples in excess thereof, and deposited with the Trustee (as hereinafter defined) on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Bonds — General” and “Description of the Bonds — Book-Entry Only Issuance — The Depository Trust Company.”

Use of Proceeds	We expect to use approximately $86 million of the net proceeds from the sale of the Bonds to partially fund the repayment at maturity of approximately $486 million outstanding aggregate principal amount of PPL Electric’s Senior Secured Bonds, 6 1/4% Series, due August 15, 2009 (the “6 1/4% Bonds”). The balance of such repayment will be funded from our issuance in October 2008 of $400,000,000 Senior Secured Bonds, 7.125% Series due 2013 (the “7.125% Bonds”). We intend to use the balance of the net proceeds from the sale of the Bonds for general corporate purposes, including capital expenditures.

Ratings	Our senior secured debt is currently rated A- by Standard & Poor’s Ratings Services, A3 by Moody’s Investors Service, Inc. and A- by Fitch Ratings. A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. These ratings are not a recommendation to buy, sell or hold any securities of PPL Electric. Such ratings may be subject to revisions or withdrawal by these agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities.

Reopening of the Series	We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms as the Bonds, other than the date of initial issuance and, in some circumstances, the initial interest accrual date and the initial interest payment date. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage. See “Description of the Bonds — General.”

Governing Law	The Bonds and the Mortgage are governed by the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable and except where otherwise required by law. The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Pennsylvania law.

RISK FACTORS

Before making a decision to invest in the Bonds, you should carefully consider the risk factors described below, the risk factors described on page 3 of the accompanying prospectus, and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, beginning on page 10, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Bonds

An active trading market for the Bonds may not develop.

The Bonds are new securities and we do not intend to apply for listing of the Bonds on any securities exchange. We cannot assure that an active trading market for the Bonds will develop. There can be no assurances as to the liquidity of any market that may develop for the Bonds, the ability of Holders to sell their Bonds or the price at which the Holders will be able to sell their Bonds. Future trading prices of the Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We expect to use approximately $86 million of the net proceeds from the sale of the Bonds to partially fund the repayment at maturity of our 6 1/4% Bonds. The balance of such repayment will be funded from our issuance in October 2008 of the 7.125% Bonds. We intend to use the balance of the net proceeds from the sale of the Bonds for general corporate purposes, including capital expenditures.

CAPITALIZATION

The following table sets forth our historical unaudited consolidated capitalization as of March 31, 2009 on an actual basis, and on an adjusted basis to give effect to (i) the issuance of the Bonds in this offering and (ii) the retirement of the 6 1/4% Bonds with the proceeds of the 7.125% Bonds and a portion of the net proceeds of the Bonds, as described under “Use of Proceeds.”

This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2009
	Actual	As Adjusted
	(In millions)

Long-term debt, including current portion	$1,769	$
Bonds offered hereby

Total long-term debt	1,769

Total shareowners’ equity	1,670

Total capitalization	$3,439	$

DESCRIPTION OF THE BONDS

The following summary description sets forth certain terms and provisions of the Bonds that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Bonds or the Mortgage (as defined below) under which the Bonds will be issued, as described below. The Mortgage is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Mortgage and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Bonds and the Mortgage, including definitions of certain terms used in the Mortgage. We also include references in parentheses to certain sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Bonds.

General

We will issue the Bonds as a series of debt securities under our Indenture, dated as of August 1, 2001 (as such indenture has been and may be amended and supplemented from time to time, the “Mortgage”), to The Bank of New York Mellon, as successor trustee (the “Trustee”). The Mortgage does not limit the aggregate principal amount of bonds or other debt securities that may be issued thereunder, subject to meeting certain conditions to issuance, including those described below under “— Issuance of Additional Mortgage Securities.” The Bonds and all other debt securities issued previously or hereafter under the Mortgage are collectively referred to herein as “Mortgage Securities.” The Mortgage constitutes a first mortgage lien, subject to Permitted Liens and exceptions and exclusions described below and in the accompanying prospectus, on substantially all of our tangible electric distribution properties and certain of our electric transmission properties located in Pennsylvania. (See “— Security — Class A Bonds” below.) As of the date of this prospectus supplement, approximately $1.7 billion of bonds are issued and outstanding under the Mortgage.

The Bonds will be issued in fully registered form only, without coupons. The Bonds will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “— Book-Entry Only Issuance — The Depository Trust Company.” The authorized denominations of the Bonds will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Bonds will not be exchangeable for Bonds in definitive certificated form.

The Bonds are initially being offered in one series in the principal amount of $     . We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms (other than the date of issuance and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Bonds. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage and may be treated as a single class for all purposes under the Mortgage, including, without limitation, voting waivers and amendments.

Maturity; Interest

The Bonds will mature on May 15, 20   (the “Stated Maturity Date”) and will bear interest from the date of issuance at a rate of     % per annum. Interest will be payable on each May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing on November 15, 2009, and at Maturity (whether at the Stated Maturity Date, upon redemption, or otherwise) (“Maturity”). Subject to certain exceptions, the Mortgage provides for the payment of interest on an Interest Payment Date only to persons in whose names the Bonds are registered at the close of business on the Regular Record Date, which will be the May 1 and November 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “— Book-Entry Only Issuance — The Depository Trust Company” or DTC’s nominee, payments on the Bonds will be made as described therein.

If we default in paying interest on a Bond, we will pay such defaulted interest either

•	to Holders as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Bonds may be listed for trading. (See Section 307.)

We will pay principal of and interest and premium, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Bonds, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 702.)

If any Interest Payment Date, Redemption Date or Maturity of a Bond falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Bond is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 116.)

Form; Transfers; Exchanges

You may have your Bonds divided into Bonds of smaller denominations (of at least $1,000) or combined into Bonds of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “— Book-Entry Only Issuance — The Depository Trust Company” or DTC’s nominee, transfers and exchanges of beneficial interest in the Bonds will be made as described therein. In the event that the book-entry only system is discontinued, and the Bonds are issued in certificated form, you may exchange or transfer Bonds at the corporate trust office of the Trustee. The Trustee acts as our agent for registering Bonds in the names of Holders and transferring debt securities. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Bonds and may designate a different entity as the Security Registrar, including us or one of our affiliates. (See Sections 305 and 702.)

There will be no service charge for any transfer or exchange of the Bonds, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Bonds during a period of 15 days prior to giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

Redemption

We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Bonds to be so redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus basis points;

plus, in either of the above cases, accrued and unpaid interest to the Redemption Date.

The redemption price for any redemption will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Bonds to the Stated Maturity Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•	the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•	each of Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

The Bonds will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

The Bonds will be redeemable upon notice by mail between 30 days and 60 days prior to the Redemption Date. If less than all of the Bonds are to be redeemed, the Trustee will select the Bonds to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 503 and 504.)

Bonds called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Bond for redemption. (See Section 505.) If only part of a Bond is redeemed, the Trustee will deliver to you a new Bond of the same series for the remaining portion without charge. (See Section 506.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Bonds. (See Section 504.)

Security; Lien of the Mortgage

Except as described below under this heading and under “— Issuance of Additional Mortgage Securities,” and subject to the exceptions described under “— Satisfaction and Discharge,” all Mortgage Securities, including the Bonds, will be secured, equally and ratably, by:

•	the lien of the Mortgage, which constitutes, subject to Permitted Liens and certain exceptions and exclusions, a first mortgage lien on substantially all of our tangible electric distribution properties and certain of our electric transmission properties located in Pennsylvania. We sometimes refer to our property that is subject to the lien of the Mortgage as “Mortgaged Property;” and

•	any Class A Bonds, as described below, delivered to the Trustee.

The Mortgage creates a lien on substantially all tangible properties of PPL Electric in Pennsylvania used in the distribution and transmission of electric energy, other than property duly released from the lien thereof in accordance with the provisions of the Mortgage and certain other excepted property, and subject to certain Permitted Liens and excepted encumbrances, as described below. We sometimes refer to PPL Electric’s distribution and transmission properties of the type subject to the lien of the Mortgage, exclusive of the Excepted Property described below, as “Electric Utility Property.”

We may obtain the release of property from the lien of the Mortgage from time to time, upon the bases provided for such release in the Mortgage. See “— Release of Property.”

Federal regulatory initiatives have encouraged separate ownership of transmission assets and provided economic incentives for divestiture of transmission assets. While we have no current intention of selling our transmission properties, we believe that it is prudent to take steps to release transmission property from the lien of our Mortgage so that we can act expeditiously in the event that attractive opportunities arise. As a result, we expect to release certain portions of our transmission properties from such lien from time to time upon the deposit of cash, the certification of property additions or retired bonds, or other permitted bases as provided in the Mortgage. During 2003 through March 31, 2009, we obtained the release from the lien of the Mortgage of transmission property having an aggregate fair value (at or near the time of release) of approximately $527 million.

Permitted Liens.  The lien of the Mortgage is subject to Permitted Liens described in the Mortgage. Such Permitted Liens include liens existing at the execution date of the Mortgage, liens on property at the time we acquire such property, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics’, construction and materialmen’s liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, our property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt debt securities, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Mortgage Securities equally and ratably with other obligations, and additional liens on any of our property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding 10% of the total assets of PPL Electric and its consolidated subsidiaries, as shown on the latest audited balance sheet of PPL Electric and such subsidiaries. (See Granting Clauses and Sections 101 and 707.)

The Mortgage also provides that the Trustee will have a lien, prior to the lien on behalf of the Holders of the Mortgage Securities, upon the Mortgaged Property as security for our payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1007.) Any such lien would be a Permitted Lien under the Mortgage.

Excepted Property.  The lien of the Mortgage does not cover, among other things, the following types of property: property located outside of Pennsylvania; property not used by us in our electric transmission and distribution business; cash and securities not paid, deposited or held under the Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, revenues, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of our business; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric transmission and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy and capacity, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; property which has been released from the lien of the Mortgage; and leasehold interests. We sometimes refer to property of PPL Electric not covered by the lien of the Mortgage as “Excepted Property.” (See Granting Clauses.) Properties held by any of our subsidiaries, as well as properties leased from others, would not be subject to the lien of the Mortgage.

We may enter into supplemental indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Mortgage. (See Section 1301.) This property would constitute Property Additions and would be available as a basis for the issuance of Mortgage Securities. See “— Issuance of Additional Mortgage Securities.”

The Mortgage provides that after-acquired Electric Utility Property (other than Excepted Property) will be subject to the lien of the Mortgage. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Mortgage) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. See Section 1203 and “— Certain Additional Agreements of PPL Electric” and “— Consolidation, Merger and Conveyance of Assets as an Entirety.”

Class A Bonds

As discussed below under “Certain Additional Agreements of PPL Electric” and “— Consolidation, Merger and Conveyance of Assets as an Entirety,” we will be permitted to merge or consolidate with another company upon meeting specified requirements. Following merger or consolidation of another company into us, we could deliver to the Trustee bonds issued under an existing mortgage on the properties of such other company as the basis for issuing new Mortgage Securities. The term “Class A Mortgage” means a mortgage or deed of trust or similar indenture entered into by another corporation with which we are so merged or consolidated and, in connection with such merger or consolidation, is assumed by us and designated a “Class A Mortgage” in accordance with the Mortgage. The term “Class A Bonds” means bonds or other obligations now or hereafter issued and outstanding under and secured by any Class A Mortgage. In such event, the Mortgage Securities would be secured, additionally, by such Class A Bonds and by the lien of the Mortgage on the properties of such other company, which would be junior to the liens of such existing Class A Mortgages. (See Section 1706.)

Class A Bonds to be made the basis for the authentication and delivery of Mortgage Securities (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by such trustee, subject to the provisions of the Mortgage, for the benefit of the Holders of all Mortgage Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as such Mortgage Securities; and (c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for redemption at our option, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. (See Sections 1602 and 1701.) To the extent that Class A Bonds do not bear interest, Holders of Mortgage Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Mortgage Securities; however, such Holders will nevertheless have the benefit of the lien of the Mortgage in respect of the amount of accrued interest.

Any payment by us of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Mortgage Securities which is then due, and our obligation under the Mortgage to make such payment in respect of the Mortgage Securities will be deemed satisfied and discharged to the extent of such payment. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Mortgage Securities, the proceeds of the payment will constitute Funded Cash and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Mortgage. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Mortgage Securities, the payment will be remitted to us at our request; provided, however, that if any Event of Default, as described below, has occurred and is continuing, the payment will be held as part of the Mortgaged Property until the Event of Default has been cured or waived. See Section 1702 and “— Withdrawal of Cash” below.

Any payment by us of principal of or interest or premium, if any, on Mortgage Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge our obligations, if any, to make a corresponding payment, in respect of such Class A Bonds which is then due. (See Section 1702.)

The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Mortgage. (See Section 1704.) At the time any Mortgage Securities which have been authenticated and delivered upon the basis of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds), the Trustee will surrender to us, or upon our order, an equal principal amount of such Class A Bonds. (See Section 1703.)

When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds delivered to and held by the Trustee, then, at our request and subject to satisfaction of certain conditions, the Trustee will surrender such Class A Bonds for cancellation, the related Class A Mortgage will be satisfied and discharged, the lien of such Class A Mortgage on our property subject thereto will cease to exist and the priority of the lien of the Mortgage, as to such property, will be increased accordingly. (See Sections 1703 and 1707.) If no Class A Mortgages are in effect, the Mortgage will constitute a direct, first mortgage lien on the Company’s electric utility property, subject to certain Permitted Liens and certain other exclusions and exceptions as described above.

At the date of this prospectus supplement, there is no Class A Mortgage on any of our property and no Class A Bonds are held by the Trustee to secure Mortgage Securities.

Issuance of Additional Mortgage Securities

Subject to the issuance restrictions described below, the maximum principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is unlimited. (See Section 301.) Mortgage Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

•	the aggregate principal amount of Class A Bonds delivered to the Trustee;

•	the Cost or Fair Value to PPL Electric (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities (as described below), but if Class A Bonds had been made the basis for the authentication and delivery of such Retired Securities, only after the discharge of the related Class A Mortgage; or

•	an amount of cash deposited with the Trustee. (See Article Sixteen.)

Property Additions generally include any property which is owned by PPL Electric and is subject to the lien of the Mortgage. (See Section 104.)

Retired Securities means, generally, Mortgage Securities which are no longer Outstanding under the Mortgage, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash.

Bonds Issuable.  We intend to issue the Bonds on the basis of Retired Securities. At March 31, 2009, approximately $404 million in Retired Securities were available to be used as the basis for the authentication and delivery of Mortgage Securities; and, at that date, approximately $125 million of Property Additions were available to be so used. (See Article Sixteen)

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

•	an amount equal to the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of Mortgage Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

•	the aggregate principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee);

•	any amount of cash and/or an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released delivered to the trustee or other Holder of a lien prior to the lien of the Mortgage, subject to certain limitations described in the Mortgage; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(See Section 1803.)

Property which is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 1804.)

The Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 1802, 1805 and 1807.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 1810.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Mortgage Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Mortgage Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Mortgage Securities in a manner and at a price approved by us or (b) the payment (or provision for payment) at stated maturity of any Mortgage Securities or the redemption (or provision for payment) of any Mortgage Securities which are redeemable (see Section 1806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount not exceeding the aggregate principal amount of cash or Class A Bonds delivered to the Trustee, as the case may be, for such purpose. (See Sections 1605 and 1702.)

Events of Default

An “Event of Default” occurs under the Mortgage if

•	we do not pay any interest on any Mortgage Securities within 30 days of the due date;

•	we do not pay principal or premium, if any, on any Mortgage Securities on its due date;

•	we remain in breach of any other covenant (excluding covenants specifically dealt with elsewhere in this section) in respect of any Mortgage Securities for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of outstanding Mortgage Securities; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

•	for so long as the Trustee holds any outstanding Class A Bonds which were delivered as the basis for the authentication and delivery of outstanding Mortgage Securities, the occurrence of a matured event of default under the related Class A Mortgage (other than any such matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the Event of Default described in the immediately preceding bullet point above and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under such Class A Mortgage); provided, however, that the waiver or cure of such event of default under the Class A Mortgage will constitute a waiver and cure of the corresponding Event of Default under the Mortgage, and the rescission and annulment of the consequences thereof will constitute a rescission and annulment of the corresponding consequences under the Mortgage.

(See Section 901.)

In addition, so long as our Senior Secured Bonds of the Earliest Series (as hereinafter defined) remain outstanding, there will be an additional “Event of Default” under the Mortgage if the Independent Administrator (as hereinafter defined) delivers a notice to the Trustee of our material, continuing noncompliance under the Compliance Administration Agreement (as hereinafter defined), which noncompliance has continued for a period of 90 business days without correction as provided in such agreement. When our Senior Secured Bonds of the Earliest Series are no longer outstanding, this additional Event of Default provision will no longer be effective.

Remedies

Acceleration

If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Mortgage Securities may declare the principal amount of all of the Mortgage Securities to be due and payable immediately. (See Section 902.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

•	we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Mortgage; and

•	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Mortgage.

(See Section 902.)

For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.

Appointment of Receiver and Other Remedies

Subject to the Mortgage, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 917.)

In addition to every other right and remedy provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and Holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an Event of Default under the Mortgage has occurred and is continuing. (See Section 916.)

Control by Holders; Limitations

Subject to the Mortgage, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Mortgage Securities will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Mortgage Securities.

The rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Mortgage; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction. (See Sections 912 and 1003.)

In addition, the Mortgage provides that no Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•	the Holders of 25% in aggregate principal amount of the outstanding Mortgage Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Mortgage Securities.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 907 and 1003.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 908.)

Notice of Default

The Trustee is required to give the Holders of the Mortgage Securities notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “— Events of Default” (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See Section 1002.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Mortgage. (See Section 705.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities may waive, on behalf of the Holders of all outstanding Mortgage Securities, any past default under the Mortgage, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Mortgage that cannot be amended without the consent of the Holder of each outstanding Mortgage Security affected. (See Section 913.)

Compliance with certain covenants in the Mortgage or otherwise provided with respect to Mortgage Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Mortgage Securities, considered as one class. (See Section 706.)

Certain Additional Agreements of PPL Electric

In addition, so long as our Senior Secured Bonds of the Earliest Series remain outstanding, we have agreed to certain other covenants in the Mortgage, including covenants limiting our ability to pay dividends if we fail to meet certain interest coverage ratios, or if we fail to comply with certain separateness formalities and receive a notice from the Independent Administrator of continuing non-compliance under the Compliance Administration Agreement, a covenant limiting our ability to issue additional Mortgage Securities (except for refinancing purposes and subject to certain other exceptions) unless we have received specified ratings confirmations from certain rating agencies; covenants limiting our business activities and our ability to make certain acquisitions; and a covenant requiring that we seek rate relief if our interest coverage ratios fall below certain levels during specified measurement periods. At such time as our Senior Secured Bonds of the Earliest Series are no longer outstanding, these covenants will no longer be effective.

As used herein, “Senior Secured Bonds of the Earliest Series” means our 6 1/4% Bonds and Senior Secured Bonds, 4.30% Series due 2013. Our Senior Secured Bonds, 6 1/4% Bonds and Senior Secured Bonds, 4.30% Series due 2013 are redeemable at any time at make-whole redemption prices.

Independent Administrator

As described in “PPL Electric Utilities — Strategic Initiative” in the accompanying prospectus, PPL Electric has taken certain actions to confirm its legal separation from PPL Corporation and PPL Corporation’s other subsidiaries. In connection with such actions and in connection with the issuance of our Senior Secured Bonds of the Earliest Series, our board of directors has appointed an independent administrator (the “Independent Administrator”) to monitor specified formalities and activities that support our legal separateness from PPL Corporation and the other affiliates of PPL Corporation, and we have entered into a compliance administration agreement with the Independent Administrator that requires the Independent Administrator to review, on a semi-annual basis, certain information relating to our activities (the “Compliance Administration Agreement”). In addition, the Compliance Administration Agreement requires our officers to certify, semi-annually, our compliance with particular formalities intended to reinforce this legal separateness. The Independent Administrator also makes semi-annual compliance reports to us, and in the event of continuation of noncompliance beyond specific grace periods, will send a notice directing us to cease payment of dividends on our common stock. Further, continuance of such noncompliance could give rise to an event of default with respect to the Bonds. See “— Events of Default” and “— Certain Additional Agreements of PPL Electric” above. When our Senior Secured Bonds of the Earliest Series are no longer outstanding, and in certain other circumstances, the Compliance Administration Agreement can be terminated by the Company without the consent of Holders of Mortgage Securities.

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described below, we have agreed to preserve our corporate existence. (See Section 704.)

We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease our Electric Utility Property as or substantially as an entirety to any entity unless

•	the entity formed by such consolidation or into which we merge, or the entity which acquires or which leases our Electric Utility Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and

•	expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium and interest on, all the outstanding Mortgage Securities and the performance of all of our covenants under the Mortgage, and

•	such entity confirms the lien of the Mortgage on the Mortgaged Property;

•	in the case of a lease, such lease is made expressly subject to termination by (i) us or by the Trustee and (ii) the purchaser of the property so leased at any sale thereof, at any time during the continuance of an Event of Default;

•	immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing; and

•	only if any of our Senior Secured Bonds of the Earliest Series remain outstanding, we have received specified rating agency confirmations and meet certain net worth tests.

(See Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Mortgage and on the Mortgage Securities then outstanding unless we elect to waive such release and discharge. (See Section 1204.)

The Mortgage does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity;

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety or substantially the entirety thereof; or

•	any conveyance or transfer where we retain Electric Utility Property with a fair value in excess of the aggregate principal amount of all outstanding Mortgage Securities. This fair value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

(See Sections 1205 and 1206.)

Modification of Mortgage

Without Holder Consent.  Without the consent of any Holders of Mortgage Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Mortgage Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default for all or any series of Mortgage Securities;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage that does not adversely affect the interests of the Holders in any material respect;

•	to provide additional security for any Mortgage Securities;

•	to establish the form or terms of any series or tranche of Mortgage Securities;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Mortgage Securities;

•	to change any place or places where

•	we may pay principal, premium and interest,

•	Mortgage Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served;

•	to amend and restate the Mortgage as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not materially adversely affect the interests of the Holders in any material respect.

In addition, if the Trust Indenture Act is amended after the date of the Mortgage so as to require changes to the Mortgage or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1301.)

With Holder Consent.  Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Mortgage Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Mortgage pursuant to a supplemental indenture. However, if less than all of the series of outstanding Mortgage Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected series, considered as one class. Moreover, if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Mortgage Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Mortgage Security directly affected thereby,

•	change the stated maturity of the principal or interest on any Mortgage Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Mortgage Security is payable, or impair the right to bring suit to enforce any payment;

•	create any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property, or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property (other than in accordance with the terms of the Mortgage), or deprive any Holder of the benefits of the security of the lien of the Mortgage; or

•	reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Mortgage.

A supplemental indenture which changes, modifies or eliminates any provision of the Mortgage expressly included solely for the benefit of Holders of Mortgage Securities of one or more particular series or tranches will be deemed not to affect the rights under the Mortgage of the Holders of Mortgage Securities of any other series or tranche.

(See Section 1302.)

Miscellaneous Provisions

The Mortgage provides that certain Mortgage Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “— Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Mortgage Securities have given or taken any demand, direction, consent or other action under the Mortgage as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Mortgage Securities of any series entitled to give or take any demand, direction, consent or other action under the Mortgage, in the manner and subject to the limitations provided in the Mortgage. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Mortgage Securities, such action may be taken only by persons who are Holders of such Mortgage Securities on the record date. (See Section 107.)

Satisfaction and Discharge

Any Mortgage Securities or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Mortgage and, at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Electric), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the maturity of such Mortgage Securities, non-redeemable Eligible Obligations (as defined in the Mortgage) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Mortgage Securities or portions of such Mortgage Securities on and prior to their maturity.

(See Section 801.)

The Mortgage will be deemed satisfied and discharged when no Mortgage Securities remain outstanding and when we have paid all other sums payable by us under the Mortgage. (See Section 802.)

All moneys we pay to the Trustee or any Paying Agent on Bonds that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such Bond may look only to us for payment. (See Section 703.)

Voting of Class A Bonds

The Mortgage provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Mortgage Securities, attend such meetings of bondholders under the related Class A Mortgages, or deliver its proxy in connection therewith, as related to matters with respect to which it, as such holder, is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default has occurred and is continuing at the time of such meeting or required consent, the Trustee will, as holder of such Class A Bonds, vote or consent (without any consent or other action by the holders of the Mortgage Securities, except as described in the proviso of the last bullet below) in favor of amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

•	to delete any provisions in any Class A Mortgage limiting the payment of dividends or distributions on our common stock or purchases of common stock;

•	to delete any provisions in any Class A Mortgage that require a sale, exchange or other disposition, or an agreement to sell, exchange or dispose of property to be released from the lien of a Class A Mortgage;

•	to modify any provisions in any Class A Mortgage that require insurance proceeds or other payments to be paid to the trustee under such Class A Mortgage in case of any loss so that such proceeds or payments need not be paid to such trustee with respect to any loss less than the greater of (A) $10,000,000 and (B) 3% of the sum of (1) the principal amount of Mortgage Securities outstanding on the date of such particular loss and (2) the principal amount of the Class A Bonds outstanding on the date of such particular loss, other than Class A Bonds delivered to and held by the Trustee under the Mortgage;

•	to modify certain net earnings test requirements of any Class A Mortgage to facilitate issuances of variable rate debt by providing for calculations of annual interest requirements to be based on average annual rates or the initial interest rate;

•	to delete any requirement in any Class A Mortgage of a net earnings test or net earnings certificate as a condition precedent to the issuance or authentication of Class A Bonds under such Class A Mortgage;

•	to modify any Class A Mortgage to provide that the term “corporation” as used in such Class A Mortgage shall mean “corporation, limited liability company, partnership, or trust or other legal entity” and to provide that any provision requiring us to maintain our “corporate existence” shall not be interpreted to prevent us from changing from a corporation, limited liability company, partnership, trust or other legal entity to a corporation, limited liability company, a partnership, a trust or any other legal entity;

•	to conform any provision of a Class A Mortgage to the correlative provision of the Mortgage, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Mortgage, to delete from a Class A Mortgage any provision to which the Mortgage contains no correlative provision, and any combination of the foregoing; and

•	with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in each of the bullet points above, vote all such Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of the holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Mortgage, would require the consent of Holders of Mortgage Securities as described under “Modification of the Mortgage — With Holder Consent” above, without the prior consent of Holders of Mortgage Securities which would be required for such an amendment or modification of the Mortgage. (See Section 1705.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Mortgage Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 1010.)

Governing Law

The Mortgage and the Mortgage Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where the Trust Indenture Act is applicable or where otherwise required by law. (See Section 115.) The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Pennsylvania law.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as the initial securities depository for the Bonds. The Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Bonds. Transfers of ownership interests on the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered Holder of the Bonds.

Payments of principal and interest on the Bonds will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the Purchase Price, principal and interest to Cede & Co. (or such other nominee of DTC) is the responsibility of us or the Trustee. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

A beneficial owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Bonds.

DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving us or the Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Bonds will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

Certain Pennsylvania Tax Matters

Bonds owned by individuals residing in Pennsylvania are subject to the 4 mills ($4.00 on each $1,000 of principal amount) Pennsylvania corporate loans tax.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Bonds indicated in the following table:

Principal
Amount of
Underwriters	Bonds

Banc of America Securities LLC	$
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Total	$

The underwriters are committed to take and pay for all of the Bonds being offered, if any are taken.

Bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of Bonds. Any such securities dealers may resell any Bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of Bonds. If all the Bonds are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The Bonds are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Bonds.

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of their business, certain of the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with PPL Electric and certain of our affiliates.

VALIDITY OF THE BONDS

Dewey & LeBoeuf LLP, New York, New York, and Michael A. McGrail, Esq., Deputy General Counsel of PPL Services Corporation, will pass upon the validity of the Bonds for PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Bonds for the underwriters. However, all matters pertaining to the organization of PPL Electric and PPL Electric’s title to its property and the liens of the Mortgage upon PPL Electric’s properties will be passed upon only by Mr. McGrail. As to matters involving the law of the Commonwealth of Pennsylvania, Dewey & LeBoeuf LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey & LeBoeuf LLP.

PROSPECTUS	PPL Corporation
PPL Capital Funding, Inc.
PPL Energy Supply, LLC
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151

PPL Corporation
Common Stock, Preferred Stock,
Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.
Debt Securities and Subordinated Debt Securities
Guaranteed by PPL Corporation as described
in a supplement to this prospectus

PPL Energy Supply, LLC
Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation
Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 3.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”) and PPL Electric Utilities Corporation (“PPL Electric”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•	stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock; and

•	PPL Electric’s senior secured debt securities issued under PPL Electric’s 2001 indenture, as amended (“PPL Electric Secured Debt Securities”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electric distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply; and

•	PPL Electric, with respect to Securities issued by PPL Electric.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply and PPL Electric, as applicable, for the year ended December 31, 2008, filed with the SEC on February 27, 2009 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Energy Supply and PPL Electric. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply availability;

•	weather conditions affecting generation production, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	transmission and distribution system conditions and operating costs;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism or war or other hostilities

•	our commitments and liabilities;

•	market demand and prices for energy, capacity, emission allowances and delivered fuel;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under our energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

•	interest rates and their affect on pension, retiree medical and nuclear decommissioning liabilities;

•	the impact of the current financial and economic downturn;

•	volatility in financial or commodity markets;

•	profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	securities and credit ratings;

•	foreign currency exchange rates;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	asset acquisitions and dispositions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States and delivers electricity to approximately 4 million customers in Pennsylvania and the United Kingdom.

PPL Corporation’s principal subsidiaries are shown below:

Energy Supply

PPL Corporation, through its indirect, wholly owned subsidiaries, PPL Generation, LLC (“PPL Generation”) and PPL EnergyPlus, LLC (“PPL EnergyPlus”) owns and operates electricity generating power plants and markets this electricity and other purchased power to deregulated wholesale and retail markets. Both of these subsidiaries are direct, wholly owned subsidiaries of PPL Energy Supply. As of December 31, 2008, PPL Corporation owned or controlled, through its subsidiaries, 12,002 megawatts, or MW, of electric power generation capacity and has plans to implement capital projects primarily at certain of its existing generation facilities in Pennsylvania and Montana to provide 148 MW of additional capacity by 2013. See “PPL Energy Supply, LLC” below for more information.

Energy Delivery

PPL Corporation provides energy delivery services in its service territory in Pennsylvania through its regulated public utility subsidiary, PPL Electric, and in the United Kingdom through its subsidiary, PPL Global. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information. Through its subsidiaries, PPL Global delivers electricity to approximately 2.6 million customers in the United Kingdom. PPL Global is a wholly owned subsidiary of PPL Energy Supply, LLC. See “PPL Energy Supply, LLC” below for more information.

PPL Corporation’s subsidiaries, including PPL Energy Supply and PPL Electric, are separate legal entities, and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). Neither PPL Energy Supply nor PPL Electric will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of power in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom. PPL Energy Supply’s major operating subsidiaries are PPL Generation, PPL EnergyPlus and PPL Global. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

Energy Supply: PPL Generation and PPL EnergyPlus

As of December 31, 2008, PPL Energy Supply owned or controlled, through its subsidiaries, 12,002 MW of electric power generation capacity. PPL Generation subsidiaries own and operate power plants in Pennsylvania, Montana, Illinois, Connecticut, New York and Maine. PPL Energy Supply’s generating capacity includes power obtained through PPL EnergyPlus’ tolling or power purchase agreements. In addition, PPL Generation has current plans to implement capital projects at certain of its existing generation facilities primarily in Pennsylvania and Montana to provide 148 MW of additional generating capacity by 2013. PPL Generation’s plants are fueled by uranium, coal, natural gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power, financial transmission rights, natural gas, oil, emission allowances and renewable energy credits in competitive wholesale and deregulated retail markets. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

International Energy Delivery: PPL Global

PPL Energy Supply provides electricity delivery services in the United Kingdom through its PPL Global subsidiary, which owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the United Kingdom, serving a total of approximately 2.6 million customers.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply as a “provider of last resort,” or “PLR,” to retail customers in that territory that do not choose an alternative electricity provider.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Electric pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and they can be contacted through telephone number (610) 774-5151.

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply and PPL Electric is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends(a)	3.3	3.0	2.9	2.4	2.5

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, dividends on preferred securities of a subsidiary, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends(a)	3.7	3.7	3.5	3.0	3.9

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges(a)	3.4	2.7	2.9	2.1	1.4
Ratio of earnings to combined fixed charges and preferred stock dividends(a)	2.7	2.3	2.5	2.1	1.4

(a)	In calculating the earnings component, earnings reflect income before income taxes. See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply and PPL Electric each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply and PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s and PPL Electric’s filings are available at the SEC’s Internet Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Certain securities of PPL Energy Supply and PPL Electric are also listed on the NYSE and certain information concerning PPL Energy Supply and PPL Electric may be inspected at the NYSE offices in New York.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply and PPL Electric will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on January 12, 2009, January 28, 2009, February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009
PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995
PPL Corporation’s 2008 Notice of Annual Meeting and Proxy Statement	Filed on March 18, 2008

PPL Energy Supply

SEC Filings (File No. 1-32944)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009

PPL Electric

SEC Filings (File No. 1-905)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on January 28, 2009 and February 24, 2009

Additional documents that PPL Corporation, PPL Energy Supply and PPL Electric file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply or PPL Electric file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference.

Each of PPL Corporation, PPL Energy Supply and PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation (the “Companies”) appearing in the Companies’ Annual Reports (Form 10-K) for the year ended December 31, 2008 and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey & LeBoeuf LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Michael A. McGrail, Esq., Deputy General Counsel of PPL Services Corporation, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey & LeBoeuf LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey & LeBoeuf LLP or Simpson Thacher & Bartlett LLP, as applicable.

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PPL Electric Utilities Corporation

     % First Mortgage Bonds
due 20

PROSPECTUS SUPPLEMENT
May   , 2009

Joint Book-Running Managers

Banc of America Securities LLC

Credit Suisse

Morgan Stanley

UBS Investment Bank